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                                                                   Exhibit 99.1

                        [CORZON INCORPORATED LETTERHEAD]

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                             CORZON, INC. TO ACQUIRE
                       LECSTAR COMMUNICATIONS CORPORATION

         BRIDGEPORT, CONNECTICUT - Corzon, Inc. (OTC-BB: CRZN), an international telecommunications company, announced today that it and LecStar Communications Corporation have executed an Agreement and Plan of Merger for Corzon to acquire LecStar. Located in Atlanta, Georgia, LecStar is a privately-held company which offers local, long distance and broadband telecommunication and Internet services. LecStar is being acquired in a stock-for stock transaction in which LecStar's shareholders will be issued a number of shares of Corzon common stock so that the current shareholders of LecStar will own approximately 80% of Corzon's outstanding common stock on a non-diluted basis. Upon closing of the transaction which is expected to take place before the end of the first quarter of this year, LecStar will become a wholly-owned subsidiary of Corzon. In addition, three LecStar representatives will be appointed to the five person Board of Directors of Corzon.

         Lawrence Shatsoff, Chief Executive Officer of Corzon, stated "We expect this acquisition will provide Corzon and LecStar with significant synergies in both products and services. With the addition of LecStar's highly experienced management team, we believe Corzon will have the expertise necessary to continue its plan to build a quality global telecommunications company."

         William Woulfin, LecStar's Chief Executive Officer, stated "We are very excited about becoming a public company and look forward to the opportunity to combine the management assets of both companies to produce a highly efficient organization providing telecom services in today's highly competitive environment."

         Corzon is headquartered in Bridgeport, Connecticut. Contact Larry Shatsoff at 203-333-6389. LecStar is headquartered in Atlanta, Georgia. Contact Jim Grenfell, CFO, at 404-659-9500.


Note: Statements in this press release which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Corzon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Corzon's expectations include completion of pending investments, continued availability to originate new investments, the availability and cost of capital for future investments, competition within the industry, economic conditions and other risks detailed from time to time in Corzon's SEC reports. The proposed transaction is subject to various conditions that may not occur. No assurance can be given that the transaction will be closed, or if it closes, that investors in Corzon will retain any level of value. The financial information with respect to LecStar has been provided to Corzon by LecStar and has not been audited or verified independently.


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